Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2006 (except for Note 6, as to which the date is July 13, 2006) accompanying the consolidated financial statements and schedule as of and for each of the three years in the period ended December 31, 2005 and our report dated May 1, 2006 accompanying management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 of RAIT Investment Trust and subsidiaries included in the Current Report on Form 8-K dated July 17, 2006 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

By:    /S/    GRANT THORNTON LLP

Philadelphia, Pennsylvania

July 26, 2006